Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The General Dynamics Corporation Audit Committee
The General Dynamics Corporation 401(k) Plan for Represented Employees:
We consent to the incorporation by reference in the registration statements (No. 333‑226587 and 333‑186578) on Form S‑8 of General Dynamics Corporation of our report dated June 16, 2022, with respect to the statements of net assets available for benefits of the General Dynamics Corporation 401(k) Plan for Represented Employees as of December 31, 2021 and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related notes, and the supplemental schedules of Schedule H, Line 4(a) – Schedule of Delinquent Participant Contributions for the year ended December 31, 2021 and Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year) as of December 31, 2021, which report appears in the December 31, 2021 annual report for Form 11‑K of the General Dynamics Corporation 401(k) Plan for Represented Employees.

/s/ KPMG LLP
McLean, Virginia
June 16, 2022